Exhibit 10.3

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN DOCUMENT
February 8, 2006 (Amended December 2, 2008, July 20, 2011 and April 22, 2021)

ARTICLE 1.Introduction
Charles River Laboratories hereby establishes the Charles River Laboratories Deferred Compensation Plan effective as of January 1, 2006. The Company has established the Plan to attract, retain and motivate certain of its key employees, as well as those of its subsidiaries and affiliates, by providing them with the opportunity to defer receipt of compensation and achieve resulting tax efficiencies. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), 401(a)(1) of ERISA and is also intended to be compliant with the requirements of Section 409A of the Code. The Plan shall be administered in a manner consistent with those intents.
ARTICLE 2.DEFINITIONS
As used herein, the masculine pronoun shall include the feminine, and the singular shall include the plural, and the plural, the singular, and the following terms shall have the following meanings unless a different meaning is clearly required by the context.
“Account” means a Plan account for a Participant established pursuant to Section 7.1, which may pass to a Beneficiary pursuant to Article 9. Each Participant may have more than one Account.
“Annual Interest Equivalent Factor” means the annual interest rate, declared annually by the Company, applied to Deferrals allocated to the fixed rate fund in accordance with Article 6.
“Annual Employer Contribution” means an amount for each Schedule B Participant equal to 10% of the sum of such Participant’s (i) base salary plus (ii) target annual bonus or, if lower, actual bonus, in each case in respect of the applicable year.
“Annual Schedule A Incremental Amount” for any year shall be an amount for each Schedule A Participant equal to the amount by which the Company would have been required to increase its actuarial liability (vested Projected Benefit Obligation) on its balance sheet for such year in respect of such Participant’s ESLIRP benefit, determined in accordance with GAAP as if the retirement income portion of the ESLIRP were still in existence. Such calculation shall be determined using the actuarial assumptions specified by Section 417(e)(3)(A) of the Code, and in the case of the interest rate specified under subparagraph (ii)(II) of such section, using such rate established for the month of November of the year preceding the year to which the liability increase and contribution relate.
“Beneficiary” means a beneficiary designated in accordance with Article 9.
“Bonus Plan” means the annual incentive program used to determine the bonus amounts payable to executives of the Company.
“Change of Control” means any one of the following: (i) the closing of the sale of all or substantially all of the Company’s assets as an entirety to any person or related group of persons; (ii) the merger or consolidation of the Company with or into another corporation or the merger or consolidation of another corporation with or into the Company or a subsidiary of the Company, in either case with the effect that immediately after such transaction the outstanding voting securities of the Company immediately prior to such transaction represent less than a majority in interest of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (iii) the closing of a transaction pursuant to which beneficial ownership of more than 50% of the Company’s outstanding Common Stock (assuming the issuance of Common Stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire Common Stock) is transferred to a single person or entity, or a “group” (within the meaning of Rule l3d-5(b)(l) under the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series or related transactions. It shall be treated as a Change in Control hereunder if any of the events described in clauses (i), (ii) or (iii) occur to Charles River Laboratories Inc., or to International, or to any other company directly or indirectly controlling either Company at the time of any such transaction.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors of the Company, or any successor committee.
“Company” means International and Charles River Laboratories, Inc., a Delaware corporation and a wholly owned subsidiary of International, unless otherwise specifically stated or required by context.
“Deferrals” means compensation credited to a Participant’s Account during a calendar year as a result of a Participant’s elections pursuant to Section 5.2, plus Company contributions pursuant to Section 5.3, if any, plus, except where the context otherwise requires, amounts attributable (i.e., credited notional interest) to amounts previously deferred.
“Distribution Date” is defined in Section 8.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ESLIRP” means the Executive Supplemental Life Insurance and Retirement Income Plan established in 1973 and from time to time amended.
“401(k) Savings Plan” means the qualified 401(k) savings plan offered by the Company to employees meeting the proper age and service requirements.
“Initial ESLIRP Conversion Amount” means, for each Schedule A Participant, the amount determined by the Company to be the value of the Participant’s ESLIRP accrued benefit as of the end of the year prior to the year in which such Participant’s participation in the Plan commenced.
“International” means Charles River Laboratories International, Inc., a Delaware corporation.
“Measurement Funds” means the funds selected by the Committee to be used as the measure of investment return on an Account, or portion thereof, when elected by a Participant in accordance with Article 6. The fixed rate fund shall be considered a Measurement Fund for purposes hereof unless specifically otherwise required by context.
“Participant” means an executive who becomes eligible to participate in the Plan and who elects to participate in the Plan or is designated to receive Annual Employer Contributions, in accordance with Article 4.
“Plan” means the Charles River Laboratories Deferred Compensation Plan as set forth herein and in all subsequent amendments hereto.
“Pre-retirement Account” means an Account the distribution schedule for which is established by the Participant under Section 8.2 at the time such Account is opened.
“Retirement Account” means an Account the distribution schedule for which is established by the Participant under Section 8.1(a)(1) or 8.1(a)(2) at the time such Account is opened.
“Schedule A Participant” means each Participant designated by the Company from time to time as a Schedule A Participant.
“Schedule B Participant” means each Participant designated by the Company from time to time as a Schedule B Participant.

“Trust” means any trust established under any Trust Agreement.
“Trust Agreement” means one or more of the trust agreement(s) entered into by the Company, if any, to hold assets to be used to defray the Company’s expenses of operating the Plan.
“Trustee” means a Trustee of any Trust.
ARTICLE 3.ADMINISTRATION
3.1    Committee.
The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to interpret the provisions of the Plan and decide all questions and settle all disputes which may arise in connection with the Plan, and may establish its own operative and administrative rules and procedures in connection therewith, provided that any such procedures relating to claims are consistent with the requirements of section 503 of ERISA and the regulations thereunder. All interpretations, decisions and determinations made by the Committee shall be binding on all persons concerned. No member of the Committee who is a Participant in the Plan may vote or otherwise participate in any decision or act with respect to a matter relating solely to himself (or to his Beneficiaries).
3.2    Delegation by Committee.
Except as the Committee may otherwise provide by written resolution, the Committee’s duties and responsibilities under Section 3 (except for the duty to establish eligibility criteria under Article 4) shall be delegated to the Vice President, Human Resources, who may further delegate certain of such duties and responsibilities to other members of management of the Company. For purposes of the Plan, any action taken by any such delegate pursuant to such delegation shall be considered to have been taken by the Committee. In addition, except as the Committee may otherwise provide by written resolution, the Committee’s duties and responsibilities under Section 3 shall be delegated (on a shared basis) to the Investment Committee of the Company; provided, however, that material changes to this Plan pursuant to Section 14 will require approval of the Committee.
3.3    Indemnification.
The Company agrees to indemnify and to defend to the fullest possible extent permitted by law any member of the Committee and any delegate (including any person who formerly served as a member of the Committee or as a delegate) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.
ARTICLE 4.SELECTION OF PARTICIPANTS
The Committee shall select, or shall establish the applicable criteria for determining, the employees of the Company or its subsidiaries or affiliates who are eligible to participate in the Plan. When an executive has been selected to participate in the Plan, he will be notified by the Committee and given the opportunity to elect to defer compensation under the Plan. An executive who makes such an election and/or is designated as eligible to receive contributions pursuant to Section 5.3 is hereinafter referred to as a “Participant.”
ARTICLE 5.DEFERRAL OF COMPENSATION
5.1    Deferral Opportunity.
From time to time the Committee shall establish the extent to which (if any) base salary or bonuses under one or more incentive bonus programs may be deferred under the Plan. Unless otherwise provided by the

Committee, the following table identifies the types of compensation permitted to be deferred under the Plan with corresponding maximum deferral percentages:

Types of Compensation (Net of Employment Taxes)	Maximum Deferral
Annual Salary	50%
Annual Bonus	100%
“Signon” Bonus	100%
Deferral elections shall apply in all cases to compensation amounts after reduction thereof for any applicable employment and withholding taxes.
5.2    Deferral Elections.
For each calendar year, a Participant may irrevocably elect, in accordance with this Article and Article 8, to defer receipt of all or part of the compensation designated pursuant to Section 5.1; provided, however, that unless specifically permitted by the Committee, such deferred amount may not in aggregate be less than $5,000 for any year. A Participant’s election to defer base salary payable in respect of services provided in any calendar year must be made on or before December 15 of the previous calendar year. A Participant’s election to defer an incentive award must be made prior to the time the amount of the award is granted under the applicable incentive award program and, in any event, prior to six months from the date the performance period ends. A Participant’s election to defer a “sign-on” bonus must be made at the time the amount of the award is determined under the applicable program and, in any event, prior to commencement of employment. In the case of a Participant who becomes employed and eligible for the Plan during the same calendar year, the elections described in this Article with respect to compensation for services after the date of election (other than the election relating to “sign-on” bonus) may be made no later than 30 days following the Participant’s first day of eligibility. Notwithstanding any provision of this paragraph, deferrals under the Plan shall comply with the requirements of Section 409A as to timing of election, and need not exceed such requirements of Section 409A.
5.3    Company Contributions.
(a) The Committee may from time to time designate any individual then participating in the ESLIRP as a Schedule A Participant. For each such Schedule A Participant, the Company will contribute to an Account established or designated by such Participant an amount equal to such Participant’s Initial ESLIRP Conversion Amount.
(b) For each Schedule A Participant, the Company shall contribute to an Account established or designated by such Participant in respect of each full year such Participant remains employed by the Company following such Participant’s designation as a Schedule A Participant, an amount equal to the Annual Schedule A Incremental Amount. The company shall make the contribution annually, no later than March 31st. The contribution will be retroactively credited to the Participant’s Account as if it had been deposited on January 1st of the contribution year. From January 1st through the business day immediately preceding the actual contribution date, such contribution shall be credited on a daily basis based on the fixed rate fund. Thereafter, such contribution shall be credited or debited in accordance with Section 6.3.
(c) The Committee may from time to time designate a Participant as a Schedule B Participant. For each such Schedule B Participant, in respect of each full year such Participant remains employed by the Company following such Participant’s designation as a Schedule B Participant, the Company shall contribute to an Account established or designated by such Participant the Annual Employer Contribution. Each Annual Employer Contribution shall become vested and nonforfeitable in four equal installments on December 31 (the “Vesting Date”) of each of the four years following the year in respect of which the Annual Employer Contribution was made, provided that the Participant remains employed by the Company on the applicable Vesting Date. All of a Participant’s Annual Employer Contributions will vest and become nonforfeitable upon (i) a Change in Control, (ii)

the Participant’s death or disability, or (iii) the attainment by such Participant of age 60 following continuous employment by the Company until such time. The company shall make the contribution annually, no later than March 31st. The contribution will be retroactively credited to the Participant’s Account as if it had been deposited on January 1st of the contribution year. From January 1st through the business day immediately preceding the actual contribution date, such contribution shall be credited on a daily basis based on the fixed rate fund. Thereafter, such contribution shall be credited or debited in accordance with Section 6.3.
(d) A Participant may irrevocably elect, in accordance with Article 8, to direct Company Contributions to one or more Retirement or Pre-retirement Accounts. Such direction to and the payment schedule for any Account to which Company Contributions in respect of services provided in any calendar year are directed must be established on or before December 15 of the previous calendar year, to the extent necessary to comply with Section 409A.
5.4    Pre-Retirement Life Insurance Benefit.
Executives named in both Schedule A and Schedule B, if any, are eligible to receive a pre-retirement life insurance death benefit equal to base annual salary plus target bonus times four (4) less $50,000 of group coverage.
5.5    Change in Control.
(a) In the event that a Schedule A Participant becomes eligible to receive Severance Payments under such Participant’s Change in Control Agreement, as defined below, if any, the Company will be obligated to make an additional contribution to an Account established or designated by such Participant in accordance with this section.
(b) Such additional contribution shall be equal to (i) the payment that would have been made under Section 6.4 of the Change in Control Agreement had the Plan not been implemented, minus (ii) the amount that would have constituted the Participant’s accrued benefit under the ESLIRP as of the Date of Termination without regard to the additional benefit provided under clauses (ii) and (iii) of such Section 6.4 of the Change in Control Agreement, in the case of both clause (i) and clause (ii) above assuming that the ESLIRP had continued in effect through the Date of Termination.
(c) Such additional contribution shall be made promptly following, but not more than 15 days after, the Date of Termination, and shall be allocated to one or more Measurement Funds, in accordance with the Schedule A Participant’s then effective elections.
(d) Capitalized terms used in this Section 5.5, when applied to a Participant, shall have the meanings assigned to them in the Agreement (or the Amended and Restated Agreement, as applicable) between such Participant and the Company (the “Change in Control Agreement”), if any.
ARTICLE 6.INTEREST EQUIVALENT FACTOR & MEASUREMENT FUNDS
6.1    (a) Measurement Funds.
The Participant may allocate his or her Deferrals to, or notionally “invest” them in, one or more Measurement Funds. The Committee may, in its sole discretion, discontinue, substitute, add or delete a Measurement Fund at any time.
(b) Annual Interest Equivalent Factor. The Committee shall determine the annual interest equivalent factor that will apply to Deferrals allocated to the fixed rate fund. The Committee may determine different interest equivalent factors for Deferrals made in different calendar years, and except as otherwise provided herein, the Committee may change each year the interest equivalent factor applicable to the fixed rate fund for future periods.
6.2    Upon Change of Control.

Following a Change in Control, the annual interest equivalent factors applied to Deferrals of a Participant shall not be less than the annual interest equivalent factors applicable to Deferrals of the Participant immediately prior to the Change of Control. Further, to the extent feasible, any Measurement Funds in existence prior to a Change in Control shall continue to be available after a Change in Control, until distribution of Accounts in accordance with Section 8.9.
6.3    Crediting/Debiting of Account Balances.
In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to the balance of any Account of a Participant in accordance with the following rules:
(a) Allocation to Measurement Funds. In connection with each deferral election in accordance with Section 5.2 above and each Company Contribution in accordance with Schedule 5.3 above, each Participant shall allocate deferred amounts in all Accounts to one or more Measurement Fund(s) (as described below) to be used to determine the additional amounts to be credited or debited to such Account balance (the notional “investment return”) for each period in which the Participant remains in active participation in the Plan. On a monthly basis, in accordance with procedures established from time to time by the Committee, the Participant may (but is not required to) reallocate any portion of his Account balance(s) to one or more other Measure Funds. Any reallocation made in accordance with the previous sentence shall apply to the next calendar month and continue thereafter for each subsequent calendar month in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.
(b) Allocation Amounts. Allocations to any Measurement Fund shall be made in increments of five percentage points (i.e., 5%) of the Account balance.
(c) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the published performance of the reference fund. A Participant’s Account balance(s) shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as though (i) for any quarter with respect to which a Participant has elected to reallocate his or her Account balances, a Participant’s Account balance(s) were invested in the Measurement Fund(s) selected by the Participant, in the percentages in effect for such calendar quarter, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (ii) the portion of the Account balance(s) that was actually deferred or contributed during any calendar quarter were invested in the Measurement Fund(s) selected by the Participant, in the percentages in effect for such calendar quarter, no later than the close of business on the third business day after the day on which such amounts are actually deferred from the Participant’s compensation through reductions in his or her payroll, or otherwise contributed, at the closing price on such date; and (iii) any distribution made to a Participant that decreases the balance of any Account of such Participant ceased being invested in the Measurement Fund(s) no earlier than three business days prior to the distribution, at the closing price on such date. Any contribution to which a Participant is entitled under Section 5.3(b) or (c) shall be credited to an Account established or designated by such Participant as of the close of business on the first business day of the calendar year following the year to which it relates. Any contribution to which a Participant is entitled under Section 5.3(a) shall be credited to an Account established or designated by such Participant as promptly as practicable following such contribution. If necessary, any such amount shall be credited with earnings determined by applying the Annual Interest Equivalent Factor from such date until it is possible to apply the Measurement Funds selected by the Participant or, if applicable, until such requirements as may reasonably be imposed by the Company have been satisfied.
(d) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for reference purposes only, and a Participant’s allocation of his or her Account balance(s) to any such Measurement Fund, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account balance(s) shall not be considered or construed in any manner as an actual investment of his or her Account balance(s) in any such Measurement Fund or any underlying reference portfolio. In the event that the Company or any Trustee in its discretion determines to invest funds in any of the

Measurement Funds or underlying reference portfolios, or determines to invest in any other assets, no Participant shall have any rights in or to such investments. Without limiting the generality of the foregoing, a Participant’s Account balance(s) shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Company or any Trust; the Participant shall at all times remain an unsecured creditor of the Company.
ARTICLE 7.PARTICIPANT ACCOUNTS
7.1    Establishment of Accounts.
Each Participant shall establish, at the time of his or her initial participation in the Plan, one or more Accounts reflecting the amounts due the Participant under the Plan and the Committee shall cause the Company to establish on its books such Accounts reflecting the Company’s obligation to pay Participants the amounts due under the Plan.
7.2    Adjustments to Accounts.
From time to time the Committee shall adjust each Account of each Participant to credit amounts which the Participant has elected to defer under Article 5 and direct to such Account, amounts contributed to the Plan for the benefit of a Participant pursuant to Section 5.3 and directed by such Participant to such Account, and amounts based on the annual interest equivalent factors for the fixed rate fund and / or gains or losses based on the applicable allocations in the Measurement Funds, determined under Article 6. Participants’ Account(s) shall also be adjusted to reflect benefit payments and withdrawals under Article 8 and shall continue to be adjusted under this Article 7 until the entire amount credited to the respective Account has been paid to the Participant or his Beneficiary.
ARTICLE 8.DISTRIBUTION OF BENEFITS
8.1    Retirement Accounts.
(a) At the time a Participant elects to defer compensation pursuant to Section 5.2 or direct the deposit of a contribution pursuant to Section 5.3, the Participant shall direct the Deferral or contribution to a Retirement Account and/or a Pre-retirement Account and shall establish the distribution schedule for such Account if such schedule has not previously been established. If the Participant chooses to establish a Retirement Account, the distribution schedule for such Account can be either:
(1)    A lump sum:
(i)    upon termination of employment (including termination due to retirement); or
(ii)    at a specified time following termination of employment, subject to subsection (b) below.
(2) In up to 20 consecutive annual installments, commencing:
(i)    immediately upon termination of employment; or
(ii)    at a specified time following termination of employment, subject to subsection (b) below.
(b) Notwithstanding any election made pursuant to subsection (1)(ii) or (2) above, if the Participant has not attained age 55 at the time of termination of employment, all amounts will be distributed in a lump sum immediately following his termination of employment.
(c) For purposes of clarification, in the event that no Retirement Account allocation or distribution election is validly made for an amount, such amount will be distributed in accordance with subsection (1)(i) of Section 8.1(a) above.

8.2    Pre-retirement Accounts.
(a) If at the time of a deferral election in accordance with Section 5 the Participant chooses to establish a Pre-retirement Account, the Participant shall designate the date or dates on which amounts contained in such Account shall be distributed. If multiple distribution dates are designated for a single Account, (i) such dates must be the same date in consecutive years, and (ii), the portion of the Account distributed on such date shall be a fraction which is the reciprocal of the number of distribution dates remaining at the time of any such distribution. For example, if three dates are selected, 1/3 of the Account shall be distributed on the first such date, 1/2 of the Account on the second such date, and the entire remaining Account on the last date. Each Pre-retirement Account may have only one distribution schedule, and once established, such schedule may be changed only in accordance with Section 8.7.
(b) A Participant must be employed at the time such Pre-retirement election(s) are scheduled to commence. If a Participant terminates employment prior to commencement of any elected Pre-retirement distribution(s), at any age, that Account(s) will be distributed in a lump sum upon termination. Pre-retirement payments will continue as elected if a Participant terminates employment after a Pre-retirement distribution commences. For purposes of clarification, in the event that any allocation to a Pre-retirement Account or any distribution election of a Pre-retirement amount under this Section 8.2 is not validly made, all amounts subject to such allocation or election shall be distributed in accordance with subsection (1)(i) of Section 8.1(a) above.
(c) The first distribution date selected for a Pre-retirement Account must be not earlier than three years after the date such amounts would have been paid to the Participant had no Deferral thereof been made.
8.2A    Special Lump-Sum Payment. Notwithstanding any election made pursuant to Section 8.1(a) or Section 8.2(a), in the event that the total amount of a Participant’s undistributed balance in the Plan is equal to or less than the amount then specified in Section 402(g)(1)(B) of the Code, or any successor provision thereto, as of the date of termination of employment, the Participant’s Retirement Account(s) and Pre-Retirement Account(s) shall be fully distributed in a lump sum as soon as administratively feasible following termination of employment. Any such distribution pursuant to this section will comply in all respects with any applicable requirements of Section 409A.
8.2B    Payments and Disbursements. Payments and distributions under the Plan shall be made on or as promptly as practicable after termination of employment, or after the respective date(s) designated by the Participant pursuant to Section 8.2, as the case may be, but in any event by the end of the calendar year in which such termination or date occurs; provided, however, that if the date of termination or such specified date is after November 30, such payment or distribution will be made in the following calendar year.
8.3    Financial Hardship Distribution.
In the event a Participant suffers an unanticipated emergency due to circumstances beyond his control that results in a financial hardship, the Participant may request a distribution of all or any part of any Account. The Committee shall determine whether such a financial hardship exists and what amount, if any, may be distributed. In no event shall the aggregate amount of the distribution exceed either the value of the Participant’s Account(s) or the amount determined by the Committee to be necessary to alleviate the Participant’s financial hardship (which hardship amount may include taxes owed because of such distribution) and that is not reasonably available from other resources of the Participant. A distribution of any amount pursuant to this section that is subject to Section 409A will not be made unless the financial hardship distribution satisfies the requirements for distribution on account of “unforeseeable emergency”, within the meaning of Section 409A.
8.4    Disability.
For purposes of the Plan, a Participant who ceases active employment because of a disability is considered to remain active under the Plan, to the extent permitted by Section 409A. A Participant who has become disabled, within the meaning of Treasury Reg. Sec. 1.409A-3(i)(4), will receive a distribution of all portions of any Account that were scheduled to be distributed on termination of employment six months following the Participant’s date of disability, and all other amounts will be distributed as scheduled, subject to the provisions of Section 8.7.
8.5    Death.
In the event a Participant dies before the full distribution of Participant’s Retirement Account and/or a Pre-retirement Account, as applicable, such Account(s) shall be distributed to Participant’s Beneficiary or estate, as applicable, as promptly as practicable in accordance with Section 8.2B and Section 9.
8.6    Tax Withholding.
To the extent required by applicable law, Federal, State, and other taxes shall be withheld from any distribution.
8.7    Changes to Distribution Schedules.
A Participant who has elected to receive payment at a time and in a form described in this Section 8 may change such election at any time up to 12 months prior to the date on which the payment was originally scheduled to be made or to commence. Notwithstanding the foregoing, any election to change distribution dates cannot result in an acceleration of benefit payments and any further deferral must be for a period of not less than 5 years after the initially elected distribution date, in compliance with applicable requirements of Section 409A of the Code. A changed election made within 12 months of the date payment was originally scheduled to be made or to commence is not valid and has no effect.
8.8    Compliance with Section 409A.
If the implementation of any of the foregoing provisions of the Plan would subject the Participant to taxes or penalties under Section 409A of the Code, the implementation of such provision shall be modified to avoid such taxes and penalties to the maximum extent possible while preserving to the maximum extent possible the benefits intended to be provided to Participants under the Plan. Without limiting the generality of the foregoing, and notwithstanding any provision of the Plan which may be interpreted to the contrary, any Participant who is treated as a “specified employee,” for purposes of Section 409A, cannot receive or commence receiving payment within six months of his or her termination of employment, to the extent such delay is required by Section 409A and regulations promulgated thereunder.
8.9    Change in Control.
Upon a Change in Control, all Accounts shall be distributed to Participants; provided that, to the extent required by Section 409A, such transaction also constitutes a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company, within the meaning of Section 409A. Such distributions shall be made not earlier than January 1 and not later than January 31 of the calendar year following the year in which the Change in Control occurred.
ARTICLE 9.BENEFICIARY BENEFITS
In accordance with forms and procedures established by the Committee, a Participant may designate a Beneficiary to receive the remaining balance of his Account(s) upon his death, and may change such designated Beneficiary from time to time. Payments to a Beneficiary under this Article 9 shall be made in accordance with Section 8.5. Notwithstanding the preceding sentence, if a Beneficiary survives the Participant but dies before the Participant’s entire Account has been distributed, the remaining balance(s) of all of the Participant’s Account(s) shall be distributed in a lump sum to the Beneficiary’s estate as soon as practicable following receipt of notice of the Beneficiary’s death. If no Beneficiary is designated (or if a designated Beneficiary does not survive the Participant), the balance credited to the Participant’s Account(s) shall be paid to the Participant’s estate in a lump sum as soon as practicable following receipt of notice of the Participant’s death.

ARTICLE 10.NATURE OF CLAIM FOR PAYMENTS
(a) Except as may be provided herein, the Company shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder. A Participant shall have no right on account of the Plan in or to any specific assets of the Company or to any assets of any Trust. Any right to any payment the Participant may have on account of the Plan shall be solely that of a general, unsecured creditor of the Company.
(b) To assist in meeting its obligations under the Plan, the Company may establish or designate a Trust, of which the Company is treated as the owner under Subpart E of Subchapter J, Chapter I of the Code, and may deposit funds with the Trustee of the Trust.
(c) In all events, the Company shall remain ultimately liable for the benefits payable under this Plan, and to the extent the assets at the disposal of the Trustee are insufficient to enable the Trustee to satisfy all benefits, the Company shall pay all such benefits necessary to meet its obligations under this Plan.
(d) The obligations of the Company hereunder shall be binding upon its successors and assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.
(e) In the event that, following a Change in Control, any dispute arises as to a Participant’s entitlements under the Plan, the Participant shall be entitled to reimbursement, as incurred, of legal expenses incurred by the Participant in enforcing his or her rights hereunder, unless the claim(s) made by such Participant is determined by a court or arbitrator of appropriate jurisdiction to be or have been manifestly without merit.
ARTICLE 11.ASSIGNMENT OR ALIENATION
11.1    Prohibition on Assignment.
The interest hereunder of any Participant or Beneficiary shall not be alienable by the Participant or Beneficiary by assignment or any other method and will not be subject to be taken by his creditors by any process whatsoever, and any attempt to cause such interest to be so subjected shall not be recognized.
11.2    Domestic Relations Orders.
(a) All or a portion of a Participant’s benefit under the Plan may be paid to another person as specified in a “Qualified Domestic Relations Order.” For this purpose, a “Qualified Domestic Relations Order” means a judgment, decree, or order (including the approval of a settlement agreement) which is:
(i)    issued pursuant to a State’s domestic relations law;
(ii)    relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;
(iii)    creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;
(iv)    provides for payment in an immediate lump sum as soon as practicable after the Committee determines that a Qualified Domestic Relations Order exists; and
(v)    meets such other requirements established by the Committee.
(b) The Committee shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Committee may consider:

(i)    the rules applicable to “domestic relations orders” under section 414(p) of the Internal Revenue Code of 1986 and section 206(d) of ERISA;
(ii)    the procedures used under the 401(k) Savings Plan to determine the qualified status of domestic relations orders; and
(iii)    such other rules and procedures as it deems relevant.
ARTICLE 12.NO CONTRACT OF EMPLOYMENT
The Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, or to be consideration for the employment of any Participant.
ARTICLE 13.AMENDMENT OR TERMINATION OF PLAN
The Plan may be altered, amended, revoked or terminated in writing by the Committee or the Company in any manner and at any time; provided, however, that (i) no amendment or action of the Committee may have the effect of reducing the vested balance of any Account of a Participant at the time of such amendment or action without the consent of the affected Participant, (ii) following a Change in Control, (A) no such alteration, amendment, revocation or termination shall reduce the amount of a Participant’s Account or his rights to such Account as determined under the provisions of the Plan in effect immediately prior to such Change in Control (including without limitation any right to contributions under Section 5.3), or otherwise adversely affect the Participant’s benefits under the Plan, without the written consent of the affected Participant and (B) the provisions of Sections 5.5, 6.2 and this Article 13 may not be amended. Any such amendment, modification, revocation or termination shall comply with Section 409A.
ARTICLE 14.Claims Review Procedure
14.1    Notice.
The Committee shall notify Participants and, where appropriate, Beneficiaries, of their right to claim benefits under the claims procedures, and may, if appropriate, make forms available for filing of such claims, and shall provide the name of the person or persons with whom such claims should be filed.
14.2    Procedure.
The Committee shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than 90 days after the claim is received by the Committee, unless special circumstances require an extension of time for processing the claim. If an extension is required, notice of the extension shall be furnished to the claimant prior to the end of the initial 90 day period, which notice shall indicate the reasons for the extension and the expected decision date. The extension shall not exceed 90 days. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within the period described in the three preceding sentences. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan on which denial is based, (iii) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (iv) an explanation of the procedure for further reviewing the denial of the claim under the Plan, including a statement of the right of the claimant to bring an action under Section 502(a)(3) of ERISA following an adverse benefit determination on review.
14.3    Review.

(a) The Committee shall establish a procedure for review of claim denials, such review to be undertaken by the Committee. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having 60 days after receipt of denial of his claim to request such review, the right to review all pertinent documents and the right to submit documents, records, issues, comments and other information in writing, all of which shall be taken into account regardless of whether it was submitted in the initial benefit determination. The claimant shall be provided upon request and at no charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.
(b) The Committee shall establish a procedure for issuance of a decision by the Committee not later than 60 days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based, a statement that the claimant is entitled upon request and at no charge reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and a statement of the right of the claimant to bring an action under Section 502(a)(1)(B) of ERISA.
ARTICLE 15.GOVERNING LAW
This Plan shall be governed and construed in accordance with the laws of the State of Massachusetts, to the extent such laws are not preempted by federal law.
IN WITNESS WHEREOF, this Plan has been adopted by the Compensation Committee of the Board of Directors of Charles River Laboratories, Inc., on February 8, 2006, and amended on December 2, 2008, on July 20, 2011 and on April 22, 2021 and is executed by a duly authorized officer of Charles River Laboratories, Inc.

Charles River Laboratories, Inc.

/s/Victoria Creamer
By:	Victoria Creamer

Title:	CEVP Chief People Officer